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                                                                  EXHIBIT 8






September 10, 1998



CMS Energy Corporation
Fairlane Plaza South
330 Town Center Drive
Dearborn, Michigan 48126

Ladies and Gentleman:

      Reference is made to the Proxy Statement/Prospectus (the "Prospectus") which constitutes part of the registration statement on Form S-4 (the "Registration Statement") to be filed by CMS Energy Corporation ("CMS Energy") with the Securities and Exchange Commission on or about the date hereof pursuant to the Securities Act of 1933, as amended, with respect to up to 1,600,000 shares of common stock, $0.01 par value per share, of CMS Energy ("CMS Energy Common Stock") which may be issuable to holders of common stock, $0.01 par value per share, of Continental Natural Gas, Inc. in the proposed merger (the "Merger") of Continental Natural Gas, Inc. with and into CMS Merging Corporation, a wholly owned subsidiary of CMS Energy.

      I am of the opinion that the statements set forth under the caption "THE MERGER -- Federal Income Tax Consequences" in the Prospectus constitute an accurate description, in general terms, of certain United States federal income tax considerations that may be relevant to the prospective recipients of CMS Energy Common Stock in the Merger.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to me included in or made a part of the Registration Statement.

                                    Very truly yours,


                                    /s/ Theodore J. Vogel
                                    ---------------------
                                    Theodore J. Vogel